Filed pursuant to Rule 424(b)(7)

Registration No. 333-218973

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	926,192 shares	$37.04	$34,306,151.68	$3,976.09

(1)                          Estimated in accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock reported on the NASDAQ Global Select Market on July 18, 2017.

(2)                          Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.  Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3 (Registration No. 333-218973) being paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 26, 2017)

Cathay General Bancorp

926,192 Shares

Common Stock

This prospectus supplement relates to 926,192 shares of our common stock, par value $0.01 per share (the “shares”), which may be sold from time to time by Bank SinoPac Co. Ltd., a ROC company limited by shares (the “Selling Security Holder”).  The shares were delivered to the Selling Security Holder on July 14, 2017 in a transaction described under the heading “Summary of the Underlying Transaction.”  We will not receive any of the proceeds from the sale of the shares offered by the Selling Security Holder.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CATY.”  On July 21, 2017, the last reported sale price of our common stock on NASDAQ was $38.20 per share.  You are urged to obtain current market quotations of our common stock.

The Selling Security Holder may offer the shares from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices.  If the shares are sold through underwriters, broker-dealers or agents, the Selling Security Holder or purchasers of the shares will be responsible for underwriting discounts or commissions or agents’ commissions.  The timing and amount of any sale is within the Selling Security Holder’s discretion, subject to certain restrictions.  See “Plan of Distribution” on page S-17 of this prospectus supplement.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page S-9, along with the other information in this prospectus supplement and the accompanying prospectus and in the documents we file with the Securities and Exchange Commission, before investing in our securities.

Shares of our common stock are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve, nor any regulatory agency has approved or disapproved of these securities or passed upon the adequacy, completeness, or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

In this prospectus, “Cathay,” “we,” “our,” “ours,” and “us” refer to Cathay General Bancorp, which is a Delaware corporation headquartered in Los Angeles, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  References to “Cathay Bank” mean Cathay Bank, a California state-chartered bank, which is one of our bank subsidiaries.  References to “Far East National Bank” mean Far East National Bank, a U.S. federally-chartered bank, which is our other bank subsidiary.  References to the “Banks” mean, collectively, Cathay Bank and Far East National Bank.

Prospectus Supplement dated July 24, 2017.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.  The second part is the accompanying prospectus, dated June 26, 2017, which provides more general information about the securities we may offer from time to time, some of which does not apply to this offering.  You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.  If the information conflicts with any statement in a document that we have incorporated by reference, then you should rely on the statement in the more recent document.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the SEC related to this offering before investing in our common stock, including the information contained in the documents identified under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the Investor Relations page of our website at www.cathaybank.com.  Information contained in or linked to our website is not a part of this prospectus supplement.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering.  Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

We have not, and the Selling Security Holder has not, authorized any other person to provide you with different or additional information.  If anyone provides you with different or inconsistent information, we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you.  We are not, and the Selling Security Holder is not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein or any related free writing prospectus is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  In all cases, you should rely on the later information over different information included in this prospectus supplement.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2017;

•                  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 8, 2017;

•                  Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed on February 17, 2017, March 30, 2017, May 4, 2017, May 16, 2017, July 14, 2017 and July 24, 2017; and

•                  The description of our common stock contained in the registration statement on Form 8-A filed on September 16, 1999, including any amendment or report filed to update such description.

These documents contain important information about us and our financial condition.  Information contained in this prospectus supplement updates and supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.

Our filings are available on the Investor Relations page of our website, www.cathaybank.com. Information contained in or linked to our website is not a part of this prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Cathay General Bancorp
9650 Flair Drive
El Monte, California 91731
Attention:  Investor Relations
(626) 279-3286

FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement include forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. We intend such forward-looking statements to be covered by the safe harbor provision for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, growth plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, financial expectations, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “optimistic,” “plans,” “potential,” “possible,” “predicts,” “projects,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements by us are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from:

•                  U.S. and international business and economic conditions;

•                  possible additional provisions for loan losses and charge-offs;

•                  credit risks of lending activities and deterioration in asset or credit quality;

•                  extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities;

•                  increased costs of compliance and other risks associated with changes in regulation, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•                  higher capital requirements from the implementation of the Basel III capital standards;

•                  compliance with the Bank Secrecy Act and other money laundering statutes and regulations;

•                  potential goodwill impairment;

•                  liquidity risk;

•                  fluctuations in interest rates;

•                  risks associated with acquisitions and the expansion of our business into new markets;

•                  inflation and deflation;

•                  real estate market conditions and the value of real estate collateral;

•                  environmental liabilities;

•                  our ability to compete with larger competitors;

•                  our ability to retain key personnel;

•                  successful management of reputational risk;

•                  natural disasters and geopolitical events;

•                  general economic or business conditions in Asia, and other regions where the Banks have operations;

•                  failures, interruptions, or security breaches of our information systems;

•                  our ability to adapt our systems to technological changes;

•                  our ability to realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank;

•                  risk management processes and strategies;

•                  adverse results in legal proceedings;

•                  the impact of regulatory enforcement actions, if any;

•                  certain provisions in our certificate of incorporation and bylaws that may affect acquisition of the Company;

•                  changes in accounting standards or tax laws and regulations;

•                  market disruption and volatility;

•                  fluctuations in our stock price;

•                  restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure;

•                  issuances of preferred stock;

•                  capital level requirements and successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and

•                  the soundness of other financial institutions.

Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus supplement (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.  Any investor in Cathay should consider all risks and uncertainties disclosed in our filings with the SEC described under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

These and other factors are further described in our Annual Report on Form 10-K for the year ended December 31, 2016, other reports and registration statements we file with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this prospectus supplement. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this prospectus supplement. We have no intention and undertake no obligation to update any forward-

looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp’s filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention:  Investor Relations (626) 279-3286.  The information contained in our website is not a part of this prospectus supplement.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus.  This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of the shares.  You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the shares as well as the other considerations that are important to you in making a decision about whether to invest in the shares.  You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2016 and the other documents incorporated by reference into this prospectus supplement, before you determine whether an investment in the shares is appropriate for you.

Cathay General Bancorp

Cathay General Bancorp is a corporation that was organized in 1990 under the laws of the State of Delaware.  We are the holding company of Cathay Bank, a California state-chartered commercial bank (“Cathay Bank”), Far East National Bank, a U.S. federally-chartered national bank (“Far East National Bank”), seven limited partnerships investing in affordable housing investments in which Cathay Bank is the sole limited partner, GBC Venture Capital, Inc., and Asia Realty Corp.  We also own 100% of the common stock of five statutory business trusts created for the purpose of issuing capital securities.  In the future, we may become an operating company or acquire savings institutions, other banks, or companies engaged in bank-related activities and may engage in or acquire such other businesses, or activities as may be permitted by applicable law.

Cathay Bank was incorporated under the laws of the State of California on August 22, 1961, is licensed by the California Department of Business Oversight (“DBO”), and commenced operations as a California state-chartered bank on April 19, 1962.  Far East National Bank, which we acquired on July 14, 2017 through our acquisition of SinoPac Bancorp, is a U.S. federally-chartered bank, regulated by the Office of the Comptroller of the Currency (the “OCC”).  Both Cathay Bank and Far East National Bank are insured banks under the Federal Deposit Insurance Act by the Federal Deposit Insurance Corporation (“FDIC”), but are not members of the Federal Reserve.

Cathay Bank’s head office is located in the Chinatown area of Los Angeles, at 777 North Broadway, Los Angeles, California 90012.  In addition, as of March 31, 2017, Cathay Bank operated 22 branches in Southern California, 12 branches in Northern California, 12 branches in New York State, three branches in Illinois, three branches in Washington State, two branches in Texas, one branch in Massachusetts, one branch in New Jersey, one branch in Maryland, one branch in Nevada, one branch in Hong Kong, and representative offices in Shanghai and Taipei.  Deposit accounts at the Hong Kong branch are not insured by the FDIC.  Each branch has loan approval rights subject to the branch manager’s authorized lending limits.  Current activities of the Shanghai and Taipei representative offices are limited to coordinating the transportation of documents to Cathay Bank’s head office and performing liaison services.

Cathay Bank’s primary market area is defined by the Community Reinvestment Act (the “CRA”) delineation, which includes the contiguous areas surrounding each of Cathay Bank’s branch offices.  It is Cathay Bank’s policy to reach out and actively offer services to low and moderate income groups in the delineated branch service areas.  Many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese, and are thus able to serve Cathay Bank’s Chinese, Vietnamese, and English speaking customers.

As a commercial bank, Cathay Bank accepts checking, savings, and time deposits, and makes commercial, real estate, personal, home improvement, automobile, and other installment and term loans.  From time to time, Cathay Bank invests available funds in other interest-earning assets, such as U.S. Treasury securities, U.S. government agency securities, state and municipal securities, mortgage-backed securities, asset-backed securities, corporate bonds, and other security investments.  Cathay Bank also provides letters of credit, wire transfers, forward currency spot and forward contracts, traveler’s checks, safe deposit, night deposit, Social Security payment deposit, collection, bank-by-mail, drive-up and walk-up windows, automatic teller machines (“ATM”), Internet banking services, and other customary bank services.

Cathay Bank primarily services individuals, professionals, and small to medium-sized businesses in the local markets in which its branches are located and provides commercial mortgage loans, commercial loans, Small Business Administration (“SBA”) loans, residential mortgage loans, real estate construction loans, home equity lines of credit, and installment loans to individuals for automobile, household, and other consumer expenditures.

Through its Cathay Wealth Management business unit, Cathay Bank provides its customers the ability to trade securities online and to purchase mutual funds, annuities, equities, bonds, and short-term money market instruments.  All securities and insurance products provided by Cathay Wealth Management are offered by, and all Financial Advisors are registered with, LPL Financial, a registered securities broker/dealer and licensed insurance agency and member of the Financial Industry Regulatory Authority and Security Investor Protection Corporation.  LPL Financial and Cathay Bank are independent entities.  These securities and insurance products are not insured by the FDIC.

Far East National Bank was founded in 1974 as the first federally chartered Asian American bank in the United States.  Far East National Bank provides both corporate and individual banking services through a total of nine branches in Los Angeles, Orange County, Silicon Valley, and San Francisco, along with an overseas Beijing Representative Office.

Cathay General Bancorp is regulated as a bank holding company by the Board of Governors of the Federal Reserve System (“Federal Reserve”).  Cathay Bank is regulated as a California commercial bank by the DBO and the FDIC.  Far East National Bank is regulated as a national bank by the OCC.  Our principal executive offices are located at 777 North Broadway, Los Angeles, California 90012.  Our telephone number is (213) 625-4700.

THE OFFERING

The following summary contains basic information about the shares and is not intended to be complete.  It does not contain all the information that is important to you.  For a more complete understanding of the shares, you should read the section of this prospectus supplement entitled “Description of Common Stock.”

Issuer	Cathay General Bancorp, a Delaware corporation.

Common stock offered	Up to 926,192 shares of common stock, par value $0.01 per share, issued by Cathay to the Selling Security Holder on July 14, 2017, as discussed in “Summary of the Underlying Transaction.”

Common stock outstanding as of July 21, 2017	80,788,546

Use of proceeds	We will not receive any proceeds from the sale of any of the securities offered by the Selling Security Holder. See “Use of Proceeds.”

Risk factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the shares.

Listing	Our common stock is listed on NASDAQ under the symbol “CATY.”

(1)         The number of shares of common stock outstanding immediately after the closing of this offering is based on 80,788,546 shares of common stock outstanding as of July 21, 2017.  Does not include (i) 8,210,643 shares of our common stock held as treasury shares as of July 21, 2017, (ii) 45,130 shares of our common stock that were issuable upon the exercise of outstanding options granted pursuant to our equity incentive plan as of July 21, 2017 and (iii) 589,290 restricted stock units granted pursuant to our 2005 incentive plan that were unvested as of July 21, 2017.

Recent Developments

Acquisition of SinoPac Bancorp

On July 14, 2017, we completed our acquisition of SinoPac Bancorp, the U.S. subsidiary of the Selling Security Holder, pursuant to a Stock Purchase Agreement, dated as of July 8, 2016, by and between Cathay and the Selling Security Holder (the “Stock Purchase Agreement”).  Under the terms of the Stock Purchase Agreement, we purchased all of the issued and outstanding share capital of SinoPac Bancorp for an aggregate purchase price of $351.6 million plus additional post closing payments based on the realization of certain assets of FENB.  We have issued 926,192 shares of our common stock as consideration and the remainder of the consideration is payable in cash.  SinoPac Bancorp was the holding company for Far East National Bank.  Pursuant to the Stock Purchase Agreement, (i) $100 million of the purchase price was deferred and will be released to the Selling Security Holder within one year based on the timing of the contemplated merger of the Banks and (ii) 10% of the purchase price was held back and will be released to the Selling Security Holder over a period of three years following the closing of the acquisition, subject to any indemnity claims.  See the section of this prospectus supplement entitled “Summary of the Underlying Transaction.”

Cathay’s Results for Second Quarter 2017—Unaudited

On July 19, 2017, Cathay announced its unaudited consolidated financial results for the quarter ended June 30, 2017.  Net income for the quarter ended June 30, 2017 was $51.4 million, compared to net income of $34.8 million for the quarter ended June 30, 2016.  Diluted earnings per share for the quarter ended June 30, 2017 was $0.64 compared to $0.44 for the second quarter 2016.  Return on average stockholders’ equity was 10.96% and return on average assets was 1.48% for the quarter ended June 30, 2017, compared to a return on average stockholders’ equity of 8.00% and a return on average assets of 1.07% for the same quarter a year ago.  The net interest margin was 3.63% for the second quarter of 2017 compared to 3.38% for the second quarter of 2016 and 3.49% for the first quarter of 2017.  The provision for credit losses was zero for the second quarter of 2017 compared to a reversal of $5.2 million for the second quarter of 2016.

Gross loans, excluding loans held for sale, were $11.6 billion at June 30, 2017, an increase of $370 million, or 3.3%, from $11.2 billion at December 31, 2016. Total deposits were $11.5 billion at June 30, 2017, a decrease of $211 million, or 1.8%, from $11.7 billion at December 31, 2016, and an increase of $1.0 billion, or 9.5%, from $10.5 billion at June 30, 2016.

At June 30, 2017, total non-accrual loans were $64.0 million, an increase of $14.3 million, or 28.9%, resulting from several construction and commercial real estate loans placed on nonaccrual, from $49.7 million at December 31, 2016, and an increase of $10.9 million, or 20.5%, from $53.1 million at June 30, 2016.  The allowance for loan losses was $115.8 million and the allowance for off-balance sheet unfunded credit commitments was $4.5 million at June 30, 2017, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $115.8 million allowance for loan losses at June 30, 2017, decreased $3.2 million, or 2.7%, from $119.0 million at December 31, 2016.

Cathay’s consolidated financial statements for the quarter ended June 30, 2017 will be included in Cathay’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which will be filed with the SEC and incorporated by reference into this prospectus. The final consolidated financial results for the quarter ended June 30, 2017 may differ in material respects from the preliminary consolidated financial results provided above.

RISK FACTORS

An investment in our securities involves certain risks.  You should carefully consider the risks described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the period ended March 31, 2017, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.  The shares are not an appropriate investment for you if you are not knowledgeable about significant features of our common stock or financial matters in general.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  This prospectus supplement also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks related to our common stock and faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Common Stock

The Price of Our Common Stock May Fluctuate Significantly.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•                                          actual or anticipated quarterly fluctuations in our operating results and financial condition and prospects;

•                                          changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•                                          failure to meet analysts’ revenue or earnings estimates;

•                                          speculation in the press or investment community;

•                                          strategic actions by us or our competitors, such as acquisitions or restructurings;

•                                          acquisitions of other banks or financial institutions;

•                                          actions by institutional stockholders;

•                                          fluctuations in the stock price and operating results of our competitors;

•                                          general market conditions and, in particular, developments related to market conditions for the financial services industry;

•                                          proposed or adopted regulatory changes or developments;

•                                          anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•                                          successful management of reputational risk; and

•                                          domestic and international economic factors, such as interest or foreign exchange rates, stock, commodity, credit, or asset valuations or volatility, unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility in the past. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur.  The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified above in “Forward-Looking Statements,” and in this “Risk Factors” section.  The capital and credit markets can experience volatility and disruption. Such volatility and disruption can reach unprecedented levels, resulting in downward pressure on stock prices and credit availability for certain issuers without regard to their underlying financial strength. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

Statutory Restrictions and Restrictions by Our Regulators on Dividends and Other Distributions From the Banks May Adversely Impact Us by Limiting the Amount of Distributions We May Receive.  Statutory and Contractual Restrictions and Our Regulators May Also Restrict Our Ability to Pay Dividends.

The ability of each of Cathay Bank and Far East National Bank to pay dividends to us is limited by various regulations and statutes, including California law and federal law, and our ability to pay dividends on our outstanding stock is limited by various regulations and statutes, including Delaware law.

A substantial portion of our cash flow comes from dividends that the Banks pay to us. Various statutory provisions restrict the amount of dividends that the Banks can pay to us without regulatory approval.

The Federal Reserve Board has previously issued Federal Reserve Supervision and Regulation Letter SR-09-4 that states that bank holding companies are expected to inform and consult with the Federal Reserve supervisory staff prior to taking any actions that could result in a diminished capital base, including any payment or increase in the rate of dividends.  In addition, the power of the board of directors of Cathay Bank to declare cash dividends to us is subject to California law, which restricts the amount available for cash dividends to the lesser of a bank’s retained earnings or net income for its last three fiscal years (less any distributions to stockholders made during such period).  Furthermore, the power of the board of directors of Far East National Bank to declare cash dividends to us is subject to federal law, which among other things requires prior approval from the OCC in order to pay any dividends that exceed the sum a bank’s year-to-date net profits and the prior two years’ retained net profits.  In addition, if we are not current in our payment of dividends on our Junior Subordinated Notes, we may not pay dividends on our common stock.  Further, new capital conservation buffer requirements will limit the ability of both Cathay Bank and Far East National Bank to pay dividends to us if we are not compliant with those capital cushions.

If either Cathay Bank or Far East National Bank were to liquidate, the applicable Bank’s creditors would be entitled to receive distributions from the assets of such Bank to satisfy their claims against such Bank before us, as a holder of the equity interest in such Bank, would be entitled to receive any of the assets of such Bank as a distribution or dividend.

The restrictions described above, together with the potentially dilutive impact of the warrant initially issued to the U.S. Treasury in connection with our participation in the TARP Capital Purchase Program and subsequently sold by the U.S. Treasury in a secondary public offering, could have a negative effect on the value of our common stock.  Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.  Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors could reduce or eliminate our common stock dividend in the future, which could adversely affect the market price of our common stock.

There May Be Future Sales or Other Dilution of Our Equity, Which May Adversely Affect the Market Price of Our Common Stock.

We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  The issuance of additional shares of common stock or the issuance of convertible securities would dilute the ownership interest of our existing common stockholders.  The market price of our common stock could decline as a result of this offering as well as other sales of a large block of shares of our common stock or similar securities in the market after this offering, or the perception that such sales could occur.

We are highly regulated, and our regulators could require us to raise additional common equity in the future.  Both we and our regulators regularly perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments we could determine, or our regulators could require us, to raise additional capital.  There can be no assurances that we would succeed in raising any such additional capital, or the price or other terms on which it may be raised, and any capital we obtain may dilute the interests of holders of our common stock, or otherwise have an adverse effect on their investment.

The Issuance of Shares of Preferred Stock Could Adversely Affect Holders of Common Stock, Which May Negatively Impact Their Investment.

Our Board of Directors is authorized to issue preferred stock without any action on the part of the stockholders.  The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution, or winding up of our business and other terms.  If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

Our Ability to Pay Dividends Depends Upon the Results of Operations of Our Subsidiaries and Bank Regulatory Approvals.

We are a holding company and conduct substantially all of our operations through subsidiaries.  As a result, our ability to make dividend payments to the holders of our common stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.  Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.  In particular, the federal bank regulatory agencies adopted final regulations in July 2013 which revised their risk-based and leverage capital requirements for banking organizations to meet requirements of the Dodd-Frank Act and to implement Basel III international agreements reached by the Basel Committee on Banking Supervision.  Although many of the rules contained in these final regulations are applicable only to large, internationally active banks, most will apply on a phased in basis to all banking organizations, including Cathay, Cathay Bank and Far East National Bank.  The new capital rules took effect on January 1, 2015, and impose on banks and bank holding companies the need to maintain more and higher quality regulatory capital than has historically been the case.  Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends or repurchase our common stock.

We Will Operate Two Separate Bank Subsidiaries for a Period of Time after Our Acquisition of SinoPac Bancorp.

Following our acquisition of SinoPac Bancorp, the holding company of Far East National Bank on July 14, 2017 (see the section entitled “Summary of the Underlying Transaction”), we will operate Cathay Bank and Far East National Bank as separate bank subsidiaries, pending regulatory approval for their merger.  We cannot provide any assurances as to the timing of that regulatory approval.  Operating the Banks as separate legal entities will result in additional costs and regulatory requirements and we will not be able to realize certain of the anticipated synergies from our acquisition of SinoPac Bancorp until the Banks have been merged.

Our Outstanding Debt Securities Restrict Our Ability to Pay Dividends on Our Capital Stock.

We have outstanding an aggregate of $119.1 million in trust preferred securities (collectively, the “Trust Preferred Securities”).  Payments to investors in respect of the Trust Preferred Securities are funded by distributions on certain series of securities issued by us, with similar terms to the relevant series of Trust Preferred Securities, which we refer to as the “Junior Subordinated Notes.”  If we are unable to pay interest in respect of the Junior Subordinated Notes (which will be used to make distributions on the Trust Preferred Securities), or if any other event of default occurs, then we will generally be prohibited from declaring or paying any dividends or other distributions, or redeeming, purchasing or acquiring, any of our capital securities, including our common stock, during the next succeeding interest payment period applicable to any of the Junior Subordinated Notes.

Moreover, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock.  In the event that any other financing agreements in the future restrict our ability to pay such dividends, we may be unable to pay dividends in cash on the common stock unless we can refinance amounts outstanding under those agreements.

We May Need to Raise Additional Capital Which May Dilute the Interests of Holders of Our Common Stock or Otherwise Have an Adverse Effect on Their Investment.

Should economic conditions deteriorate, particularly in the California commercial real estate and residential real estate markets where our business is concentrated, we may need to raise more capital to support any additional provisions for loan losses and loan charge-offs. In addition, we may need to raise more capital to meet other regulatory requirements, including new required capital standards, if our losses are higher than expected, if we are unable to meet our capital requirements, or if additional capital is required for our growth. There can be no assurance that we would succeed in raising any such additional capital, and any capital we obtain may dilute the interests of holders of our common stock, or otherwise have an adverse effect on their investment.

Our Common Stock is Equity and is Subordinate to Our Existing and Future Indebtedness and Effectively Subordinated to All the Indebtedness and Other Non-Common Equity Claims Against our Subsidiaries.

Shares of our common stock are equity interests in us and do not constitute indebtedness.  As such, shares of our common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.  Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our preferred stock.  Our Board of Directors is authorized to issue preferred stock without any action on the part of the holders of our common stock and we are permitted to incur additional debt.  Upon liquidation, lenders and holders of our debt securities and preferred stock would receive distributions of our available assets prior to holders of our common stock.  Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock of that subsidiary.

An Investment in Our Common Stock is Not an Insured Deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, or by any other public or private entity.  An investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you purchase our common stock, you may lose some or all of your investment.

An Entity Investing in Our Outstanding Common Stock Could, Under Certain Circumstances, be Subject to Regulation as a “Bank Holding Company.”

Any entity (including a “group” composed of natural persons) owning or controlling with the power to vote 25% or more of our outstanding common stock, or exercising a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act.  In addition, (1) any bank holding company or foreign bank with a U.S.

presence may be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act to acquire or retain 5% or more of our outstanding common stock and (2) any person not otherwise defined as a company by the Bank Holding Company Act and its implementing regulations may be required to obtain the approval of the Federal Reserve under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding common stock.  Becoming a bank holding company imposes certain statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for its bank subsidiaries.  Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our common stock or such nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

SUMMARY OF THE UNDERLYING TRANSACTION

On July 14, 2017, we completed our acquisition of SinoPac Bancorp, the U.S. subsidiary of the Selling Security Holder, pursuant to the Stock Purchase Agreement.  Under the terms of the Stock Purchase Agreement, we purchased all of the issued and outstanding share capital of SinoPac Bancorp for an aggregate purchase price of $351.6 million plus additional post closing payments based on the realization of certain assets of FENB.  We have issued 926,192 shares of our common stock as consideration and the remainder of the consideration is payable in cash.  SinoPac Bancorp was the holding company for Far East National Bank.  Pursuant to the Stock Purchase Agreement, (i) $100 million of the purchase price was deferred and will be released within one year to the Selling Security Holder based on the timing of the contemplated merger of the Banks and (ii) 10% of the purchase price was held back and will be released to the Selling Security Holder over a period of three years following the closing of the acquisition, subject to any indemnity claims.

We are registering the shares covered by this prospectus supplement in order to fulfill our obligation under the Stock Purchase Agreement to file a registration statement relating to the offer and sale of the shares of our common stock issued to the Selling Security Holder as consideration for the acquisition of SinoPac Bancorp, subject to the terms and conditions of the Stock Purchase Agreement.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus supplement are being sold for the account of the Selling Security Holder.  Any proceeds from the sale of these shares will be received by the Selling Security Holder for its own account, and we will not receive any proceeds from the sale of any of the shares offered by this prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a brief description of the terms of our common stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated bylaws (each as amended), copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our common stock which is incorporated by reference herein through our previous filings with the SEC, including the description of our common stock contained in our registration statement on Form 8-A filed on September 16, 1999, and any amendment or report filed to update such description.

General

Our restated certificate of incorporation, as amended, provides the authority to issue 100,000,000 shares of common stock, par value $.01 per share.  As of July 21, 2017, there were 80,788,546 shares of common stock outstanding.  Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

See “Description of Common Stock” on page 7 of the accompanying prospectus for additional information regarding our common stock, as supplemented herein.

SELLING SECURITY HOLDER

When we refer to the “Selling Security Holder” in this prospectus supplement, we mean Bank SinoPac Co. Ltd., a ROC company limited by shares.  The Selling Security Holder may from time to time offer and sell any or all of the shares set forth below pursuant to this prospectus supplement and the accompanying prospectus.

The Selling Security Holder initially acquired the shares covered by this prospectus supplement and the accompanying prospectus on July 14, 2017, in connection with our acquisition of SinoPac Bancorp, the U.S. subsidiary of the Selling Security Holder, as described above under the heading “Summary of the Underlying Transaction.”  The Selling Security Holder may, at any time and from time to time, offer and sell pursuant to this prospectus supplement and the accompanying prospectus any or all of the  926,192 shares of our common stock in any type of transaction described in the section titled “Plan of Distribution.”

The table below sets forth information with respect to the beneficial ownership of the shares being offered by this prospectus supplement held as of July 21, 2017 by the Selling Security Holder and the number of shares being offered hereby.

	Shares Beneficially Owned Prior to this Offering		Shares Offered in this Offering
Selling Security Holder	Number	Percentage of Class	Number
Bank SinoPac Co. Ltd.	926,192	1.15%	926,192

We do not know when or in what amounts the Selling Security Holder may offer shares for sale.  It is possible that the Selling Security Holder will not sell any or all of the shares offered under this prospectus supplement.  Because the Selling Security Holder may offer all or some of the shares pursuant to this prospectus supplement, and because there are currently no agreements, arrangements or understandings with respect to the sale of any such shares, we cannot estimate the number of shares that will be held by the Selling Security Holder after completion of the offering.

PLAN OF DISTRIBUTION

The shares covered by this prospectus supplement and the accompanying prospectus may be offered and sold from time to time by the Selling Security Holder.  To the extent required, this prospectus supplement and the accompanying prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

We will not receive any proceeds from sales by the Selling Security Holder.  The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares.  The sale of the shares may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, including by one or more of the following methods:

•                  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement and the accompanying prospectus,

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•                  an exchange distribution in accordance with the rules of NASDAQ or other exchange or trading system on which the shares are admitted for trading privileges,

•                  sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise), for the shares,

•                  sales in other ways not involving market makers or established trading markets,

•                  through put or call transactions relating to the shares,

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position, and resell a portion of the block as principal to facilitate the transaction,

•                  in privately negotiated transactions;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

In connection with the distributions of the shares or otherwise, the Selling Security Holder may:

•                  enter into hedging transactions with broker-dealers or other financial institutions; which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

•                  sell their shares short and deliver the shares to close out such short positions,

•                  enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus supplement and the accompanying prospectus, which they may in turn resell, or

•                  pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, they may in turn resell.

In addition, the Selling Security Holder may sell the shares pursuant to Rule 144 or 144A or Regulation S adopted under the Securities Act of 1933, as amended (the “Securities Act”), as permitted by such Rules, rather than pursuant to this prospectus supplement and the accompanying prospectus.

Under the terms of the Stock Purchase Agreement, the Selling Security Holder may not sell, dispose of or otherwise transfer to a third party the shares covered by this prospectus supplement and the accompanying prospectus in an amount greater than 20% of the average daily trading volume of the shares, as reported by NASDAQ, for the 20 business day period immediately preceding such day.

The Selling Security Holder may be deemed to be an underwriter in connection with the shares they resell and any profits on such sales may be deemed underwriting discounts and commissions under the Securities Act.  To the extent the Selling Security Holder or any broker-dealer may be deemed to be an underwriter, the Selling Security Holder or such broker-dealer will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We have advised the Selling Security Holder that in the event of a “distribution” of the shares owned by the Selling Security Holder, the Selling Security Holder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Exchange Act until their participation in that distribution is completed.  A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.”  In order to avoid the imposition of a restricted period under Rule 102 of the Exchange Act, the Selling Security Holder, any affiliated purchasers, and any broker-dealers or any other persons who execute sales for the Selling Security Holder, shall not engage in any special selling efforts and selling methods.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.

VALIDITY OF THE SHARES

The validity of the common stock offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The consolidated financial statements of Cathay General Bancorp and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
WARRANTS

We, Cathay General Bancorp, and/or one or more selling securityholders to be identified in the future may offer and sell from time to time the following securities separately or together in any combination:

•                  our common stock;

•                  our preferred stock; and

•                  warrants.

The preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours.  We and/or one or more selling securityholders to be identified in the future, as applicable, will determine when securities are sold, the amounts and types of securities that are sold and the prices and other terms on which securities are sold.

We and/or one or more selling securityholders to be identified in the future may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

Each time securities are sold pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus.  The prospectus supplements will contain more specific information about the offering and the securities being offered.  The prospectus supplements may also add, update or change information contained in this prospectus.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 5 of this prospectus, in any prospectus supplement relating to an offering of those securities, and in the documents we file with the Securities and Exchange Commission before investing in our securities.

These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CATY”.  You are urged to obtain current market quotations of the common stock.  The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve, nor any regulatory agency has approved or disapproved of these securities or passed upon the adequacy, completeness, or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2017.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, we and/or one or more selling securityholders to be identified in the future  may, from time to time, offer and sell, in one or more offerings:

•                  common stock;

•                  preferred stock; and

•                  warrants.

This prospectus provides you with a general description of the securities we may offer.  Each time securities are sold under this prospectus we will provide a prospectus supplement containing specific information about the terms of the securities being offered.  That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities.  The prospectus supplement may also add, update or change the information in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement.  We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information.  This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering.  These securities are only offered in states where the offer is permitted.  You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

In this prospectus, “Cathay,” the “Company,” “we,” “our,” “ours,” and “us” refer to Cathay General Bancorp, which is a Delaware corporation headquartered in Los Angeles, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  References to “Cathay Bank” or the “Bank” means Cathay Bank, a California state-chartered bank, which is our bank subsidiary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on the Investor Relations page of our website at www.cathaybank.com.  Information contained in or linked to our website is not a part of this prospectus.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering.  Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings.  You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 13, 2017;

•                  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 8, 2017;

•                  Our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations), filed on February 17, 2017, March 30, 2017,  May 4, 2017, May 16, 2017 and June 23, 2017; and

•                  The description of our common stock contained in the registration statement on Form 8-A filed on September 16, 1999, including any amendment or report filed to update such description.

These documents contain important information about us and our financial condition.  Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on the Investor Relations page of our website, www.cathaybank.com. Information contained in or linked to our website is not a part of this prospectus.  You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Cathay General Bancorp
9650 Flair Drive

El Monte, California 91731

Attention:  Investor Relations

(626) 279-3286

FORWARD-LOOKING STATEMENTS

The statements in this prospectus include forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. We intend such forward-looking statements to be covered by the safe harbor provision for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, growth plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, financial expectations, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “optimistic,” “plans,” “potential,” “possible,” “predicts,” “projects,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements by us are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from:

•                  U.S. and international business and economic conditions;

•                  possible additional provisions for loan losses and charge-offs;

•                  credit risks of lending activities and deterioration in asset or credit quality;

•                  extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities;

•                  increased costs of compliance and other risks associated with changes in regulation, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  higher capital requirements from the implementation of the Basel III capital standards;

•                  compliance with the Bank Secrecy Act and other money laundering statutes and regulations;

•                  potential goodwill impairment;

•                  liquidity risk;

•                  fluctuations in interest rates;

•                  risks associated with acquisitions and the expansion of our business into new markets;

•                  inflation and deflation;

•                  real estate market conditions and the value of real estate collateral;

•                  environmental liabilities;

•                  our ability to compete with larger competitors;

•                  our ability to retain key personnel;

•                  successful management of reputational risk;

•                  natural disasters and geopolitical events;

•                  general economic or business conditions in Asia, and other regions where the Bank has operations;

•                  failures, interruptions, or security breaches of our information systems;

•                  our ability to adapt our systems to technological changes;

•                  risk management processes and strategies;

•                  adverse results in legal proceedings;

•                  the impact of regulatory enforcement actions, if any;

•                  certain provisions in our certificate of incorporation and bylaws that may affect acquisition of the Company;

•                  changes in accounting standards or tax laws and regulations;

•                  market disruption and volatility;

•                  fluctuations in our stock price;

•                  restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure;

•                  issuances of preferred stock;

•                  capital level requirements and successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and

•                  the soundness of other financial institutions.

Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places.  Any investor in Cathay should consider all risks and uncertainties disclosed in our filings with the SEC described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

These and other factors are further described in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other reports and registration statements we file with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this prospectus. We have no intention and undertake no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp’s filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.  The information contained in or linked to our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should read carefully and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act.  You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein.  Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

CATHAY GENERAL BANCORP

Cathay General Bancorp, headquartered in Los Angeles, California, is a Delaware corporation and is a bank holding company under the Bank Holding Company Act of 1956, as amended. It is the holding company for Cathay Bank, a California state-chartered bank, seven limited partnerships investing in affordable housing investments in which the Bank is the sole limited partner, and GBC Venture Capital, Inc.  Cathay also owns 100% of the common stock of five statutory business trusts created for the purpose of issuing capital securities. The Bank was founded in 1962 and offers a wide range of financial services.  As of March 31, 2017, the Bank operated 22 branches in Southern California, 12 branches in Northern California, 12 branches in New York State, three branches in Illinois, three branches in Washington State, two branches in Texas, one branch in Massachusetts, one branch in New Jersey, one branch in Maryland, one branch in Nevada, one branch in Hong Kong, and representative offices in Shanghai and Taipei.  Deposit accounts at the Hong Kong branch are not insured by the Federal Deposit Insurance Corporation (the “FDIC”).

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale by us of the securities registered hereby will be added to our general funds and will be available for general corporate purposes, including, among other things, the payment of dividends on preferred stock and common stock, repayment of existing indebtedness, investments in, or extensions of credit to, our existing or future subsidiaries, and the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds from the sale by us of the securities registered hereby in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

We will not receive any proceeds from sales by selling securityholders of the securities registered hereby.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to fixed charges and preferred dividends on a consolidated basis.

For purposes of determining the ratio of earnings to fixed charges and preferred dividends, earnings are defined as the sum of pre-tax income (loss) from continuing operations, fixed charges and amortization of capitalized interest; less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges means the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries.

CATHAY GENERAL BANCORP AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the three months ended March 31,		For the years ended December 31,
(Dollars in thousands, except ratios)	2017	2016	2016	2015	2014	2013	2012
Income (Loss) before income tax expense	$69,446	$68,838	$242,200	$221,096	$219,795	$194,170	$184,171
Plus fixed charges	19,625	20,866	84,808	77,297	78,864	85,093	111,155
Earnings	89,071	89,704	327,008	298,393	298,659	279,263	295,326
Fixed charges	19,625	20,866	84,808	77,297	78,864	85,093	111,155
Preferred stock dividends	—	—	—	—	—	10,277	17,093
Fixed charges and preferred stock dividends	$19,625	$20,866	$84,808	$77,297	$78,864	$95,370	$128,248
Ratio of earnings to fixed charges and preferred dividends	4.54	4.30	3.86	3.86	3.79	2.93	2.30

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, Cathay General Bancorp is subject to regulation, supervision and examination by the Federal Reserve Board.  Cathay General Bancorp is also a bank holding company within the meaning of Section 1280 of the California Financial Code.  Therefore, Cathay and any of its subsidiaries are subject to examination by, and may be required to file reports with, the California Department of Business Oversight (“DBO”).  DBO approvals are also required for bank holding companies to acquire control of banks.  As a California commercial bank the deposits of which are insured by the FDIC, the Bank is subject to regulation, supervision, and regular examination by the DBO and by the FDIC, as the Bank’s primary federal regulator, and must additionally comply with certain applicable regulations of the Federal Reserve.

For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Cathay General Bancorp, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any subsequent reports Cathay files with the SEC, which are incorporated by reference into the prospectus.

Dividends from the Bank are our primary source of funds for payment of principal and interest on our debt and dividends to our stockholders.  In the year ended December 31, 2016, Cathay General Bancorp declared cash dividends to the holders of our common stock of $59.3 million.  There are, however, statutory limits on the amount of dividends that the Bank can pay to Cathay General Bancorp without regulatory approval.

The Bank may not, without the prior approval of the DBO, pay a dividend in an amount which exceeds the lesser of (a) the retained earnings of the Bank; or (b) the net income of the Bank for its last three fiscal years (less any distributions to stockholders made during such period).  Where the above test is not met, cash dividends may still be paid, with the prior approval of the DBO, in an amount not exceeding the greatest of (i) retained earnings of the Bank; (ii) the net income of the Bank for its last fiscal year; or (iii) the net income of the Bank for its current fiscal year.  Under this regulation, the amount of retained earnings available for cash dividends to the Company immediately after December 31, 2016, was restricted to approximately $178.2 million.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice.  Depending on the financial condition of the bank, the applicable regulatory authority might deem the bank to be engaged in an unsafe or unsound practice if the bank were to pay dividends.  The federal agencies have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.  In addition, Cathay General Bancorp is subject to Federal Reserve Board supervisory policies, including informing and consulting with the Federal Reserve Bank of San Francisco sufficiently in advance of any planned capital actions (e.g., increased dividend payments, stock redemptions).

DESCRIPTION OF COMMON STOCK

The following is a brief description of the terms of our common stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation and our amended and restated bylaws (each as amended), copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our common stock which is incorporated by reference herein through our previous filings with the SEC, including the description of our common stock contained in our registration statement on Form 8-A filed on September 16, 1999, and any amendment or report filed to update such description.

General

Our restated certificate of incorporation, as amended, provides the authority to issue 100,000,000 shares of common stock, par value $.01 per share.  As of June 20, 2017, there were 79,862,354 shares of common stock outstanding.  Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize.

Except in very limited circumstances, holders of our common stock may not cumulate their votes in the election of directors, which means that a majority of the outstanding shares of common stock are generally able to elect all of the directors standing for election each year, subject to the rights of any preferred stock that is then issued and outstanding.

Dividends

Although we have historically paid cash dividends on our common stock, we are not required to do so.  Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors, out of any funds legally available for dividends subject to certain restrictions on payment of dividends imposed by the Delaware General Corporation Law and state and federal banking laws.  The amount of future dividends will depend on our earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors.  We may issue securities, including preferred stock that have preference over our common stock with respect to the payment of dividends or other distributions.  The terms of our Junior Subordinated Notes also limit our ability to pay dividends.

As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends.  The ability of the Bank’s and our ability to pay dividends in the future is, and could in the future be further, limited by bank regulatory requirements and capital guidelines.  The Bank’s ability to pay dividends to us is limited to the extent it is not current in paying interest on its subordinated debt or if another event of default has occurred.

Liquidation Rights

The holders of our common stock will become entitled to participate ratably in the distribution of any of our assets remaining after we have paid all of our debts and liabilities and after we have paid to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which they are entitled.

Certain Provisions of California and Federal Law

The following discussion is a summary of certain provisions of California and federal law and regulations, relating to stock ownership and transfers and business combinations, all of which may be deemed to have “antitakeover” effects.  The description of these provisions is necessarily general and reference should be made to the actual laws and regulations and to the restated certificate of incorporation and amended and restated bylaws of the Company (each as amended).

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DBO has approved such acquisition of control.  A person would be deemed to have acquired control of the Company, and thereby indirectly control of the Bank, if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of the Company or (ii) to direct or cause the direction of the management and policies of the Company.  For purposes of this law, a person who, directly or indirectly, owns or controls 10% or more of the Company’s common stock would be presumed to control the Company.

Miscellaneous

Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.  Outstanding shares of our common stock are validly issued, fully paid and non-assessable.  Holders of our common stock are not, and will not be, subject to any liability as stockholders.

NASDAQ Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CATY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes some of the provisions in our restated certificate of incorporation and amended and restated bylaws (each as amended) and Delaware law regarding our preferred stock that we may offer from time to time.  The specific terms of a series of preferred stock that we may offer will be described in a prospectus supplement relating to that series of preferred stock.  The following description, and any description of our preferred stock in a prospectus supplement, may not be complete and is qualified in all respects by reference to the provisions of our restated certificate of incorporation and our amended and restated bylaws (each as amended), Delaware law and the certificate of designations relating to the particular series of our preferred stock as well as the description of our preferred stock which is incorporated by reference herein through our previous filings with the SEC, and any amendment or report filed to update such description.  We will file such certificate of designations with the SEC at or prior to the time of sale of that series of preferred stock.  You are encouraged to read the more detailed provisions of these documents and laws for provisions that may be important to you.  You can obtain copies of our restated certificate of incorporation and amended and restated bylaws (including amendments to each) by following the directions under the heading “Where You Can Find More Information”.

General

Under our restated certificate of incorporation, as amended, we have authority to issue up to 10,000,000 shares of preferred stock, $.01 par value per share.  Of such number of shares of preferred stock, 100,000 shares have been designated as Series A Junior Participating Preferred Stock (“Series A Junior Preferred Stock”), and 258,000 shares have been designated as Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”).  No shares of our Series A Junior Preferred Stock or our Series B Preferred Stock are currently outstanding.  The specific terms of a series of preferred stock that we may offer will be described in a prospectus supplement relating to that series of preferred stock.

Authorization and Issuance

Our board of directors, without stockholder approval, can authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of our common stockholders or other outstanding series of preferred stock.  Pursuant to our amended and restated bylaws (as amended), our board of directors may grant authority to a special committee to authorize and determine the terms of any series of preferred stock issued.

Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below, unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock.  The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•                  the designation of that series, the number of shares offered and the stated value thereof if different from the par value thereof;

•                  the amount of the liquidation preference, if any, per share or the method of calculating that amount;

•                  the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

•                  the dividend rate, if any, or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate, if applicable;

•                  any redemption provisions;

•                  any conversion or exchange rights and provisions;

•                  any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions;

•                  any securities exchange listing;

•                  the relative ranking and preferences of that series as to dividend rights and rights upon our liquidation, dissolution or winding up; and

•                  any other terms of that series.

Shares of our preferred stock, when issued against full payment of their purchase price, will be validly issued, fully paid and non-assessable.

Voting Rights

The voting rights of preferred stock of any series will be described in the applicable prospectus supplement.

Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.”  In such case, a holder of 25% or more of that series (or a holder of 5% or more if that holder would be considered to exercise a “controlling influence” over us) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act.  In addition:

•                  any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•                  any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Dividends

Holders of each series of preferred stock will be entitled to receive, when, as, and if our board declares, cash dividends payable at the dates and at the rates per share as described in the applicable prospectus supplement.  Those rates may be fixed, variable or both.  Dividends may be cumulative or noncumulative and may be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, preferred stockholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common stockholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period.  This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative.  If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled.  After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Conversion and Exchange

The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Redemption

The terms on which any series of preferred stock may be redeemed will be described in the applicable prospectus supplement.  All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, shall be retired and restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

Other Rights

The shares of a series of preferred stock may have the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, or other rights as may be described in the applicable prospectus supplement, our restated certificate of incorporation, or as otherwise required by law.

Title

We, the transfer agent and the registrar for a series of preferred stock, and any of our or their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purposes.

DESCRIPTION OF WARRANTS

The following summary of the terms of our warrants describes general terms that apply to the warrants.  The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

We may issue warrants to purchase common stock, preferred stock or other securities of the Company or any combination of the foregoing.  We may issue warrants independently or together with other securities.  Warrants sold with other securities may be attached to or separate from the other securities.  We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering.  We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.  The prospectus supplement will include some or all of the following terms:

•                  the title of the warrants;

•                  the aggregate number of warrants offered;

•                  the designation, number and terms of the common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

•      the exercise price or prices of the warrants;

•      the dates or periods during which the warrants are exercisable;

•                  the designation and terms of any securities with which the warrants are issued;

•                  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•                  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•                  any minimum or maximum amount of warrants that may be exercised at any one time;

•                  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•                  any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Transfer Agent and Registrar

The Transfer Agent and Registrar for any warrant will be set forth in the applicable prospectus supplement.

ANTI-TAKEOVER PROVISIONS IN
CATHAY’S CERTIFICATE OF INCORPORATION AND BYLAWS

The following includes a brief description of certain of the provisions of Cathay’s restated certificate of incorporation and amended and restated bylaws (each as amended).  This description is subject to and qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws (each as amended), copies of which have been filed with the SEC and are also available upon request from us.

General

Our restated certificate of incorporation and amended and restated bylaws (each as amended) contain certain provisions that deal with matters of corporate governance and certain rights of stockholders which might be deemed to have a potential “anti-takeover” effect.  These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interest, or in which stockholders may receive a substantial premium for their shares over then current market prices.  As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.  Such provisions will also render the removal of an incumbent board of directors or management more difficult.

Certain Certificate of Incorporation Provisions

Our restated certificate of incorporation has certain provisions that could make more difficult the acquisition of Cathay by means of a tender offer, a proxy contest, merger or otherwise.  These provisions include: (i) a requirement that any “Business Combination” (as defined in the restated certificate of incorporation) be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares, voting together as a single class, excluding voting stock beneficially owned by an interested stockholder unless certain conditions are met, including without limitation: (a) the Business Combination is approved by a majority of “Continuing Directors” (as defined in the restated certificate of incorporation) or certain minimum price requirements are satisfied, (b) consideration to be received by holders of a particular series of stock is in cash or in the same form as has been previously paid by an “Interested Stockholder” (as defined in the restated certificate of incorporation) in connection with its acquisition of beneficial ownership of shares of such class, (c) there has been no failure to declare and pay at the regular date thereof any full regular dividends payable in accordance with the terms of any outstanding capital stock, other than common stock, except as approved by a majority of the Continuing Directors, (d) there has been no reduction in the amount, or change in the frequency of payment, of any dividends regularly paid on the common stock, (e) the Interested Stockholder has not received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or tax credits or tax advantages by the Corporation, and (f) a proxy or information statement describing the Business Combination has been mailed to all stockholders of the Corporation at least 30 days prior to consummation of such Business Combination, (ii) a requirement that any “Stock Repurchase” (as defined in the restated certificate of incorporation) from an Interested Stockholder shall be approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of such stock which is beneficially owned by persons other than such Interested Stockholder, voting together as a single class, unless (a) the Stock Repurchase is made pursuant to a tender offer or exchange offer made available on the same basis to all holders of such class of capital stock, or (b) the Stock Repurchase is made pursuant to an open market program approved by a majority of the Continuing Directors, and (iii) the ability of the board of directors to issue preferred stock at such time and on such terms and conditions as it deems appropriate.

Directors

Certain provisions of our restated certificate of incorporation and amended and restated bylaws (each as amended) will impede changes in majority control of the board of directors.  Our restated certificate of incorporation and/or amended and restated bylaws (each as amended) provide that: our board is divided into three classes so that approximately one-third of the total number of directors is elected each year (this “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors); any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, is generally filled by a majority vote of the directors then in office for the remainder of the unexpired term; a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty percent (80%) of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; stockholders may vote their shares cumulatively for directors in the event there is a holder of forty percent (40%) or more of our outstanding capital stock entitled to vote; prohibition on taking action by stockholder written consent or for stockholders to call for a special meeting; and procedures for the nomination of directors and submission of matters to the vote of our stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

•                  before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•                  on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is to be determined whether such person is an interested stockholder.

PLAN OF DISTRIBUTION

We may sell these securities offered under this prospectus in public offerings through one or more underwriters or dealers, through other agents, or directly to one or more purchasers or a combination thereof.  Underwriters and agents in any distribution contemplated hereby will be named in the applicable prospectus supplement.  The terms of any distribution, including, but not limited to, “at the market” equity offerings as defined in Rule 415 of the Securities Act of 1933, as amended, will also be set forth in the applicable prospectus supplement.  Underwriters or agents could make sales in privately negotiated transactions and/or any method permitted by law, including sales deemed to be “at the market” equity offerings, which includes sales made directly on or through the facilities of the NASDAQ Global Select Market (the existing trading market for our common stock), or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale, or sales made to or through a market maker other than on an exchange.

Underwriters, dealers and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them and any profit on the resale of these securities by them may be treated as underwriting discounts and commissions under the Securities Act.  Any underwriting compensation paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which these securities may be listed.

The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale.  Such affiliates may act as principals or agents in such transactions.  None of our affiliates have any obligation to make a market in the securities and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

This prospectus, together with any applicable prospectus supplement, may also be used by one or more selling securityholders to be identified in the future in connection with the resale of securities.  The applicable prospectus supplement will identify the selling securityholders and the terms of the securities.  Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed underwriting discounts and commissions under the Securities Act.  The selling securityholders will receive all the proceeds from the sale of securities.  We will not receive any proceeds from sales by selling securityholders.

We and/or one or more selling securityholders may have agreements with the underwriters, dealers and agents, including our affiliates, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those certain civil liabilities.

If we and/or one or more selling securityholders sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market-making without notice at any time.  Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.  In connection with the distribution of the securities offered under this prospectus, we and/or one or more selling securityholders may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates.  These underwriters or agents or their affiliates may receive compensation, trading gain, or other benefits from these transactions.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York and Lisa L. Kim, Esq., our General Counsel.  As of June 20, 2017, Ms. Kim was the beneficial owner of 16,255 restricted stock units of the Company.  Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements of Cathay General Bancorp and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.